Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Select Comfort Corporation and Subsidiaries:

We consent to the use of our report with respect to the consolidated balance sheets of Select Comfort Corporation and subsidiaries as of January 2, 2010 and January 3, 2009, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for each of the fiscal years in the three-year period ended January 2, 2010, and the related financial statement schedule incorporated by reference herein.

Our report refers to the adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No.157, Fair Value Measurements (included in FASB ASC Topic 820, Fair Value Measurements and Disclosures), and SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities (included in FASB ASC Topic 825, Financial Instruments), on December 30, 2007 and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (included in FASB ASC Topic 740, Income Taxes), on December 31, 2006.

Minneapolis, Minnesota

June 4, 2010